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                                                                    Exhibit 99.1


                                                           [CITIGROUP INC. LOGO]


For immediate release
Citigroup Inc. (NYSE symbol: C)
February 11, 2005

 Citigroup Announces Plan to Simplify Legal Vehicle Structure and Streamline
                         Capital Markets Activities.

New York, New York - Citigroup today announced plans to merge its two intermediate bank holding companies, Citigroup Holdings Company Inc. and Citicorp, into Citigroup Inc. This transaction is subject to regulatory approval and is expected to take place by the end of the third quarter of 2005. Citigroup will assume all existing indebtededness and outstanding guarantees of Citicorp.

Citigroup also announced it would consolidate its capital markets funding activities in two legal entities: i) Citigroup Inc., which will continue to issue long-term debt, trust preferred securities, preferred and common stock, and ii) Citigroup Funding Inc. ("CFI") a newly formed, fully guaranteed, first-tier subsidiary of Citigroup, which will issue commercial paper, and medium-term notes. It is anticipated that this funding consolidation will commence during the second quarter of 2005.

As part of the funding consolidation, it is expected that Citigroup will unconditionally guarantee CGMHI's outstanding public indebtedness. Upon issuance of the guarantee, CGMHI will no longer file periodic reports with the Securities and Exchange Commission and will continue to be rated on the basis of a guarantee of its financial obligations from Citigroup.


                                    # # #


Media:                    Leah Johnson     (212) 559-9446
                          Shannon Bell     (212) 793-6206
Fixed Income Investors:   John Randel      (212) 559-5091


Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.
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